May 29, 2014

Merrill Lynch, Pierce, Fenner & Smith
        Incorporated,
Barclays Capital Inc.

  as Representatives of the several
  Underwriters to be named in the
  within-mentioned Underwriting Agreement
c/o   Merrill Lynch, Pierce, Fenner & Smith
      Incorporated
One Bryant Park
New York, New York  10036

c/o           Barclays Capital Inc.
745 Seventh Avenue
New York, New York 10019

Re:           Proposed Public Offering by RCS Capital Corporation

Dear Sirs:

The undersigned, a beneficial owner of shares of the Class A common stock, par value $0.001 per share (the “Common Stock”) of RCS Capital Corporation, a Delaware corporation (the “Company”),or securities convertible into or exercisable or exchangeable for Common Stock and/or an officer and/or director of the Company, understands that Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Barclays Capital Inc. (“Barclays”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with the Company providing for the public offering of shares of Common Stock (the “Public Offering”).  In recognition of the benefit that such an offering will confer upon the undersigned as a beneficial owner of shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock and/or an officer and/or director of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter to be named in the Underwriting Agreement that:

 (1)           During the period beginning on the date hereof and ending on the date that is 180 days from the date of the Underwriting Agreement, the undersigned will not, without the prior written consent of Merrill Lynch and Barclays, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Company’s Common Stock acquired by the undersigned in connection with that certain private placement of the Company’s Common Stock occurring concurrently with the Public Offering (the “Private Offering Lock-Up Securities”) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Private Offering Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise; and

(2)           During the period beginning on the date hereof and ending on the date that is 90 days from the date of the Underwriting Agreement, the undersigned will not, without the prior written consent of Merrill Lynch and Barclays, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Company’s Common Stock issuable upon conversion of the Company’s Series A Preferred Stock and its 5% Convertible Notes due 2021 (collectively, the “Conversion Lock-Up Securities” and, together with the Private Offering Lock-Up Securities, the “Lock-Up Securities”) issued to the undersigned (which Conversion Lock-Up Securities, for the avoidance of doubt, shall not include the Company’s Series A Preferred Stock and its 5% Convertible Notes due 2021) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Conversion Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

Notwithstanding the foregoing, nothing herein shall in any way restrict, modify or amend the rights with respect to registration of the Lock-Up Securities or the Company’s Series A Preferred Stock and its 5% Convertible Notes due 2021 as set forth in Section 8 of that certain Securities Purchase Agreement, dated April 29, 2014, by and among the undersigned, the Company and RCAP Holdings, LLC.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of Merrill Lynch and Barclays, provided that (1) Merrill Lynch and Barclays receive a signed lock-up agreement for the balance of the lockup period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported with the Securities and Exchange Commission on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended, and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers:

as a bona fide gift or gifts; or

to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or

as a distribution to limited partners or stockholders of the undersigned; or

to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned.

The undersigned agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this lock-up agreement during the period from the date of this lock-up agreement to and including the 34th day following the expiration of the initial 180-day lock-up period (with respect to the Private Offering Lock-Up Securities) or 90-day lock period (with respect to the Conversion Lock-Up Securities),  it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that 180-day lock-up period (with respect to the Private Offering Lock-Up Securities) or 90-day lock period (with respect to the Conversion Lock-Up Securities) has expired.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

The undersigned understands that, if (i) the Underwriting Agreement is not entered into on or before July 1, 2014, (ii) the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, (iii) the Company has determined not to pursue the Public Offering or (iv) the Company files an application with the Securities and Exchange Commission to withdraw the registration statement relating to the Public Offering or otherwise makes a public announcement of the termination of the Public Offering, then the undersigned shall be released from all obligations under this lock-up agreement on the earliest date on which any event set forth in clause (i), (ii), (iii) or (iv) above occurs.

Very truly yours,

Signature: ________________________

Print Name: _______________________